EXHIBIT 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unit Holders, Sponsor and Trustee of

Tax Exempt Securities Trust:

We consent to the use of our report dated November 10, 2005, included herein, on the statements of assets and liabilities of Tax Exempt Securities Trust (comprised of National Trust 400 (Insured) and National Trust 401), including the portfolios of securities, as of June 30, 2005, and the related statements of operations and changes in net assets for the period from September 9, 2004 (initial date of deposit) to June 30, 2005.

We also consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus.

New York, New York

November 10, 2005